SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934
                                (Amendment No. 1)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X]  Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))
   [  ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                           Regency Realty Corporation
                (Name of Registrant as Specified in its Charter)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                                Preliminary Copy





                           Regency Realty Corporation

                                 _______________

                           NOTICE AND PROXY STATEMENT
                                 _______________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 1997


   TO THE HOLDERS OF COMMON STOCK:

        PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Realty Corporation (the "Company") will be held on Thursday, May 22, 1997, at 2:00 P.M., local time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida.

        The meeting will be held for the following purposes:

        1. To elect two Class III directors and three Class I directors to serve terms expiring at the annual meeting of shareholders to be held in 1999 and 2000, respectively, and until their successors have been elected and qualified.

        2. To consider and vote on the issuance of Common Stock in connection with transactions (collectively, the "Transaction" or the "Branch Transaction") contemplated by a Contribution Agreement and Plan of Reorganization among the Company, Branch Properties, L.P. and Branch Realty, Inc. pursuant to which the Company has acquired substantially all of Branch's assets in exchange for shares of Common Stock and units of limited partnership interest that are redeemable for Common Stock.

        3. To consider and vote on a proposed amendment to the Company's Articles of Incorporation that would permit the Company's major shareholder, Security Capital Holdings S.A. and its affiliates (collectively, "Security Capital"), to waive the presumption that Security Capital owns 45% of the outstanding Common Stock, on a fully diluted basis, which waiver is necessary in order to permit the redemption of limited partnership interests for Common Stock pursuant to the Transaction by limited partners who, directly or indirectly, are Non-U.S. Persons (as defined in the Articles of Incorporation).

        4. To consider and vote on a proposed amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of Common Stock from 25 million to 150 million shares.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The shareholders of record at the close of business on April 7, 1997 will be entitled to vote at the annual meeting.

        It is hoped you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

                                 By Order of the Board of Directors,



                                 J. Christian Leavitt
                                 Secretary and Treasurer

   Dated:   April ___, 1997

                                TABLE OF CONTENTS

                                                                         Page

   VOTING SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . .    1

        Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   PROPOSAL 1:  ELECTION OF DIRECTORS  . . . . . . . . . . . . . . . . .    6

        Compensation Committee Report on Executive Compensation  . . . .   12
        Comparative Stock Performance  . . . . . . . . . . . . . . . . .   15
        Executive Compensation . . . . . . . . . . . . . . . . . . . . .   16
        Compensation Committee Interlocks and Insider Participation  . .   18
        Certain Transactions . . . . . . . . . . . . . . . . . . . . . .   18

   PROPOSAL 2:  APPROVAL OF ISSUANCE OF COMMON STOCK IN
                CONNECTION WITH THE BRANCH TRANSACTION   . . . . . . . .   21

        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . .   22
        Assets and Personnel Acquired From Branch  . . . . . . . . . . .   22
        Terms of the Transaction . . . . . . . . . . . . . . . . . . . .   22
        Redemption of Units for Common Stock . . . . . . . . . . . . . .   24
        Capital Contribution from Security Capital . . . . . . . . . . .   24
        Related Transactions . . . . . . . . . . . . . . . . . . . . . .   25
        Reasons for the Transaction  . . . . . . . . . . . . . . . . . .   25
        Structure of the Transaction . . . . . . . . . . . . . . . . . .   26

   PROPOSAL 3:  APPROVAL OF AMENDMENT TO SECTION 5.14 OF THE ARTICLES OF
                INCORPORATION TO AUTHORIZE FORMER BRANCH PARTNERS
                WHO ARE NON-U.S. PERSONS TO ACQUIRE COMMON STOCK   . . .   27

   PROPOSAL 4:  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO
                AUTHORIZE AN ADDITIONAL 150 MILLION SHARES
                OF COMMON STOCK  . . . . . . . . . . . . . . . . . . . .   28

   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . .   29

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

   SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .   30

   ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

   EXPENSES OF SOLICITATION  . . . . . . . . . . . . . . . . . . . . . .   30

   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . .   30

   EXHIBIT A - ARTICLES OF AMENDMENT

                           Regency Realty Corporation

                       121 West Forsyth Street, Suite 200
                          Jacksonville, Florida  32202

                                 _______________

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 22, 1997


        This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Regency Realty Corporation on or about April ___, 1997 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the 1997 annual meeting of shareholders of the Company. The meeting will be held on Thursday, May 22, 1997, at 2:00 P.M., local time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida.

        The Board of Directors has designated Joan W. Stein and Martin E. Stein, Jr., and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

        If necessary, the holders of the proxies may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the meeting. If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have heretofore effectively been revoked or withdrawn).

                                VOTING SECURITIES

        The record of shareholders entitled to vote was taken at the close of business on April 7, 1997. At such date, the Company had outstanding and entitled to vote 12,323,183 shares of Common Stock, $.01 par value. Each share of Common Stock entitles the holder to one vote. Holders of a majority of the outstanding Common Stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

        The following table shows certain information relating to the beneficial ownership as of March 1, 1997 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company, (ii) each director and nominee, (iii) each of the named executive officers shown in the Summary Compensation Table elsewhere in this proxy statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                                                                Percent
                                       Amount and Nature of    of Voting
           Beneficial Owner(1)         Beneficial Ownership   Securities(2)

    Security Capital U.S. Realty(3) )     5,246,078               42.6%
    Security Capital Holdings       )
    S.A.                            )

    AXA Assurances I.A.R.D.         )
    Mutuelle(4)                     )
                                    )
    AXA Assurances Vie              )
    Mutuelle(4)                     )
                                    )
    Alpha Assurances                )       623,700(6)             5.1%
    I.A.R.D. Mutuelle(5)            )
                                    )
    Alpha Assurances                )
    Vie Mutuelle(5)                 )
                                    )
    Uni Europe Assurance            )
    Mutuelle(7)                     )
                                    )
    AXA(8)                          )
                                    )
    The Equitable Companies         )
    Incorporated(9)                 )

    Joan W. Stein(10)               )
                                    )
    Martin E. Stein, Jr.(10)        )
                                    )
    Richard W. Stein(11)            )       733,440(12)(13)        5.9%
                                    )
    Robert L. Stein(14)             )
                                    )
    John D. Baker II(15)            )


    Edward L. Baker                          12,271(16)             *

    A.R. Carpenter                           10,623(16)             *

    J. Dix Druce, Jr.                        10,039(16)             *

    Albert Ernest, Jr.                        9,617(16)             *

    Douglas S. Luke                          12,123(16)             *

    Paul E. Szurek                            4,078(16)             *

    J. Marshall Peck                          4,728(16)             *

    J. Alexander Branch III                  67,616(17)

    Mary Lou Rogers(18)                      --                   --

    Robert S. Underhill(18)                  --                   --

    Bruce M. Johnson                         58,717(13)(19)         *


    Robert C. Gillander, Jr.                 55,180(19)             *

    James D. Thompson                        47,952(19)             *

    Richard E. Cook(20)                      54,857(19)


    All directors, nominees for           1,026,384(21)            8.2%
    director and executive officers
    as a group (a total of 17
    persons)

   ________________________
   *    Less than one percent.
   (1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Act of 1934.
   (2) The percentages shown on the above table do not take into account the shares of Common Stock issuable upon conversion of the Company's Class B Non-Voting Stock (the "Class B Stock"). The Company has outstanding a total of 2,500,000 shares of Class B Stock held by a single institutional investor which are convertible into Common Stock at the holder's option beginning December 20, 1998, subject to certain numerical limitations, including a requirement that conversion not result in the holder being the beneficial owner of more than 4.9% of the Company's outstanding Common Stock. The Class B Stock will be immediately convertible into Common Stock in full upon the occurrence of certain extraordinary events or defaults, including certain changes in management. A total of 2,975,468 shares of Common Stock are issuable upon conversion of the Class B Stock. Based on the number of shares of Common Stock outstanding on the record date for the annual meeting (and assuming no other changes), the 2,975,468 shares of Common Stock issuable upon conversion of the Class B Stock would constitute approximately 19.4% of the Common Stock outstanding immediately following conversion.
   (3) The business address of Security Capital U.S. Realty and Security Capital Holdings S.A. is 69, route d'Esch, L-1470 Luxembourg.
   (4) The business address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is La Grande Arche, Pardi Nord, 92044 Paris La Defense France.
   (5) The business address of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is 101-100 Terrasse Boieldieu, 92042 Paris La Defense France.
   (6) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, as a group, disclaim any beneficial ownership of these shares which include 64,000 shares over which the reporting parties exercise shared voting power.
   (7) The business address of Uni Europe Assurance Mutuelle is 24 Rue Drouot, 75009 Paris France.
   (8)  The business address of AXA is 23 Avenue Matignon, 75008 Paris
        France.
   (9) The business address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019.
   (10) The business address of Joan W. Stein and Martin E. Stein, Jr. is 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.
   (11) The business address of Richard W. Stein is 1650 Prudential Drive, Suite 304, Jacksonville, Florida 32207.
   (12) Includes 160,263 shares held through The Regency Group, Inc. The named individual is deemed to have shared voting and investment power over these shares by virtue of testamentary trusts and a voting trust of which the Steins and John D. Baker, II are trustees, which trusts own 100% of the voting stock of The Regency Group, Inc. Also includes: 307,147 shares and 108,235 shares owned through two family partnerships, The Regency Group II and Regency Square II, respectively. The general partners of The Regency Group II and Regency Square II are the Steins and a testamentary trust of which the Steins and Mr. Baker are trustees. Also includes: 10,816 shares owned by Joan W. Stein, individually; 92,571 shares owned by Martin
        E. Stein, Jr., individually; 40,000 shares subject to presently exercisable options held by Martin E. Stein, Jr.; 4,000 shares held by a trust of which Martin E. Stein, Jr. is the beneficiary; 1,305 shares held for the benefit of Martin E. Stein, Jr.'s minor children over which he has sole voting and dispositive power; 2,501 shares owned by Richard W. Stein, individually; 3,407 shares owned by Robert
        L. Stein, individually; 2,000 shares subject to presently exercisable options held by Robert L. Stein; and 2,500 shares held for the benefit of Robert L. Stein's minor children, over which he has sole voting and dispositive power.
   (13) Excludes 46,691 shares held by the Company's 401(k) plan, of which Messrs. Martin E. Stein, Jr. and Johnson are trustees. The trustees have shared voting power over these shares.
   (14) Robert L. Stein's business address is 1610 Independent Square, Jacksonville, Florida 32202.
   (15) Mr. Baker's business address is 155 E. 21st Street, Jacksonville, Florida 32206.
   (16) Includes the following shares covered by presently exercisable options: Mr. Baker, 5,000 shares; Mr. Carpenter, 5,000 shares; Mr. Druce, 5,000 shares; Mr. Ernest, 5,000 shares; Mr. Luke, 5,000 shares; Mr. Szurek, 3,000 shares; and Mr. Peck, 3,000 shares.
   (17) Excludes 80,309 shares issuable upon redemption of limited partnership units held by Mr. Branch and 2,228 shares issuable upon redemption of limited partnership units held by Mr. Branch's wife as trustee for the benefit of their children.
   (18) Nominee for director.
   (19) Includes the following shares covered by presently exercisable options: Mr. Johnson, 16,000 shares; Mr. Gillander, 16,000 shares; Mr. Thompson, 14,000 shares; and Mr. Cook, 16,000 shares.
   (20) Mr. Cook resigned as Senior Vice President, Development, effective January 31, 1997.
   (21) Includes 119,000 shares subject to presently exercisable options.



   Standstill

        Security Capital has agreed to a five-year standstill (renewable for additional one-year terms) in its Stockholders Agreement with the Company, as amended, pursuant to which Security Capital may not, among other things, (i) acquire more than 45% of the Company's outstanding Common Stock on a fully diluted basis, (ii) transfer shares in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of the Company's capital stock unless the Company approves the transfer, in its sole discretion, (iii) act in concert with any third parties as part of a 13D group, or (iv) seek to change the composition or size of the Board of Directors (except as provided in the Stockholders Agreement with respect to Security Capital's representation on the Board). During the standstill term, Security Capital is generally required to vote its shares of Common Stock in accordance with the recommendation of the Company's Board of Directors or proportionally in accordance with the vote of the other holders of the Common Stock except with respect to the election of Security Capital's nominees to the Company's Board (as to which Security Capital can vote its shares in its sole discretion) and with respect to an amendment to the Company's Articles of Incorporation or Bylaws and certain extraordinary matters (as to which Security Capital may vote Common Stock owned by it up to 40% of the outstanding shares).

        The standstill will terminate automatically prior to the end of its stated term upon the occurrence of certain events, including the acquisition by another person or group of 9.8% or more of the voting power of the Company's outstanding voting securities. Opportunity Capital Partners II Limited Partnership, a Maryland limited partnership ("OCP"), is expected to have beneficial ownership of more than 9.8% of the Common Stock following the exercise by it of redemption rights pursuant to the Branch Transaction (assuming that shareholders approve Proposal 2). See "Proposal 2--Redemption of Units for Common Stock." Security Capital has agreed that the standstill will not be terminated by OCP's exercise of redemption rights so long as the shares acquired by OCP as a result of such exercise are held directly and beneficially by OCP. The waiver of the termination of the standstill also extends to (i) 225,930 shares beneficially owned for various managed accounts by ABKB/LaSalle Securities Limited, an affiliate of OCP's general partner ("ABKB/LaSalle") (including 32,200 shares held in a discretionary account for the benefit of OCP's limited partner), but only to the extent that such shares are continuously held in each such account, and (ii) up to 4.9% of the outstanding Common Stock beneficially owned as a result of the conversion of Class B Stock, which is beneficially owned by an affiliate of ABKB/LaSalle for another client. However, the waiver will terminate as to all the shares described above if OCP, ABKB/LaSalle, any other affiliate of OCP, or any member of a group of which OCP is a member acquires beneficial ownership of any additional voting securities of the Company or takes any other actions that would otherwise result in the termination of the standstill.

        During the standstill period, OCP has agreed with the Company that OCP will not, and OCP and ABKB/LaSalle have agreed that they will not cause other managed accounts for OCP's limited partner (collectively with OCP, the "OCP Accounts") to acquire additional shares (i) so long as OCP continues to beneficially own more than 9.8% of the Common Stock, on a fully diluted basis, or (ii) thereafter if, after giving effect to the acquisitions, the OCP Accounts would own more than 9.8% of the Common Stock, on a fully diluted basis. However, neither ABKB/LaSalle nor any of its affiliates is so bound with respect to any of their other clients or accounts. Accordingly, if ABKB/LaSalle becomes the beneficial owner of any shares that are not exempted from the standstill waiver as described above (or if any of the exempted shares are transferred between ABKB/LaSalle affiliates even though their aggregate beneficial ownership does not increase), then all shares beneficially owned by OCP, ABKB/LaSalle and their affiliates will be counted in determining whether Security Capital's standstill has terminated. If after any such event such persons then beneficially own more than 9.8% of the outstanding Common Stock, the standstill will terminate, and Security Capital will not be restricted in the voting of the shares that it owns or in any other action that it might take as a shareholder of the Company.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

        The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in number as possible. At the meeting, two Class III directors will be elected to serve for a term of two years and until their successors are elected and qualified, and three Class I directors will be elected to serve for a term of three years and until their successors are elected and qualified. The Board of Directors has nominated J. Alexander Branch III, who was recently elected to the Board in connection with the Branch Transaction (see "Proposal 2"), and Robert S. Underhill, who has been nominated for a seat being vacated by J. Marshall Peck, to stand for election as Class III directors. The Board of Directors also has nominated Douglas S. Luke to stand for re-election as a Class I director and Richard W. Stein and Mary Lou Rogers to stand for election as Class I directors to fill seats being vacated by Robert L. Stein and Paul E. Szurek, respectively. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

        The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the Board's nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

        Information concerning all incumbent directors whose terms will extend beyond the annual meeting and all nominees for director, based on data furnished by them, is set forth below. Martin E. Stein, Jr. and Richard W. Stein are brothers, and Joan W. Stein is their mother. Mr. Underhill and Ms. Rogers have been nominated by Security Capital as its representatives to the Company's Board of Directors pursuant to a Stockholders Agreement between the Company and Security Capital, which gives Security Capital the right, under certain circumstances, to nominate for election by shareholders its proportionate share of the members of the Board (but generally not fewer than two, nor more than 49% of the directors). See "Proposal 2--Terms of the Transaction--Board Representation" for information concerning the right of OCP to nominate one member to the Company's Board of Directors under certain circumstances. It is anticipated that OCP's nominee, when selected, will be a Class II director.

             The Board of Directors of the Company recommends a vote "for" the election of each of its nominees. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

                                                                  Shares of
                                                                   Company
                                                       Year        Common
                               Positions with the      First     Stock Owned
                      Class/   Company; Principal      Became   Beneficially
                       Term    Occupations During      Director as of March 1,
                     Expires   Past Five Years; Other  of the   1997 (% of
       Name Age        (1)          Directorships      Company    Class)(2)

   Joan W. Stein*+    Class    Chairman of the Board     1993     586,461(3)
          (68)         III     and Director of the                  (4.8%)
                       1999    Company; Chairman since
                               1968 of The Regency
                               Group, Inc. ("TRG"),
                               which transferred
                               substantially all the
                               assets of its real
                               estate division to the
                               Company upon the closing
                               of the Company's initial
                               public offering in
                               November 1993; retired
                               as a director of Barnett
                               Bank of Jacksonville,
                               N.A. in 1995.

   Martin E. Stein,   Class    President, Chief          1993    712,216(3)(4)
   Jr.*+ (44)          II      Executive Officer and                (5.8%)
                      1998     Director of the Company;
                               President and Chief
                               Executive Officer of TRG
                               since 1988 and President
                               of TRG's real estate
                               division since 1981;
                               director of FRP
                               Properties, Inc., a
                               publicly held
                               transportation and real
                               estate company.

   Richard W. Stein  Class I   President and Chief                578,146(3)
         (41)        nominee   Executive Officer of                 (4.7%)
                               Palmer & Cay of Florida,
                               Inc., an insurance
                               agency, since 1993;
                               Executive Vice President
                               and director of TRG,
                               1989 to present.

   Douglas S. Luke#  Class I   Director of the Company;  1993      12,123(5)
         (55)          1997    President and Chief
                               Executive Officer since
                               1991 of WLD Enterprises,
                               Inc., a Ft. Lauderdale,
                               Florida based
                               diversified private
                               investment and
                               management company with
                               interests in securities,
                               real estate and
                               operating businesses;
                               managing director of
                               Rothschild
                               Inc./Rothschild Ventures
                               from 1987 to 1990;
                               director of DNA Plant
                               Technology Corporation,
                               an agricultural
                               biotechnology
                               corporation, and Orbital
                               Sciences Corporation, a
                               space systems company.

   Mary Lou Rogers   Class I   Managing Director of      N/A        --
         (45)        nominee   Security Capital
                               Strategic Group
                               Incorporated, an
                               affiliate of Security
                               Capital, since March
                               1997, responsible for
                               developing retail
                               operating systems for
                               Security Capital
                               retailing-related
                               initiatives; Senior Vice
                               President, Director of
                               Stores-New England, for
                               Macy's East/Federated
                               Department Stores from
                               1994 to March 1997;
                               Senior Vice President,
                               Director of Stores for
                               Henri Bendels from 1993
                               to 1994; Senior Vice
                               President, Regional
                               Director of Stores for
                               the Burdines Division of
                               Federated Department
                               Stores, from 1991 to
                               1993.

   A.R. Carpenter=+    Class   Director of the Company;  1993      10,623(5)
         (55)           II     President and Chief
                       1998    Executive Officer (since
                               January 1992) of CSX
                               Transportation, Inc.,
                               with which he has held a
                               variety of positions
                               since 1962, including
                               Executive Vice
                               President-Sales and
                               Marketing (from 1989 to
                               1992); director of
                               Barnett Banks, Inc., a
                               Jacksonville based bank
                               holding company, and its
                               affiliate, Barnett Bank
                               of Jacksonville, N.A.,
                               and Florida Rock
                               Industries, Inc.

   J. Dix Druce,      Class    Director of the Company;  1993      10,039(5)
   Jr.   (49)          II      President and director
                      1998     of Life Service Corp.,
                               Inc., a life insurance
                               management company,
                               since 1988; Chairman of
                               the Board and President
                               of American Merchants
                               Life Insurance Company
                               and its parent, AML
                               Acquisition Company,
                               since October 1992;
                               President and director
                               (Chairman from May 1989
                               to July 1991) of
                               National Farmers Union
                               Life Insurance Company
                               from 1987 to 1991;
                               President and director
                               of Loyalty Life
                               Insurance Company and
                               NFU Acquisition Company
                               from 1987 to 1991;
                               director of American
                               National Bank of
                               Florida.

   Edward L.          Class    Director of the Company;  1993     12,271(5)
   Baker=+  (62)       III     Chairman of the Board of
                       1999    Florida Rock Industries,
                               Inc., a publicly held
                               construction materials
                               company listed on the
                               American Stock Exchange,
                               and its affiliate, FRP
                               Properties, Inc., since
                               May 1989 and President
                               from 1967 to May 1989;
                               director of American
                               Heritage Life Insurance
                               Company, based in
                               Jacksonville, Florida,
                               and Flowers Industries,
                               a producer of baked
                               goods located in
                               Thomasville, Georgia.

   J. Alexander       Class    Founder, Chairman and     1997     67,616
   Branch III          III     Chief Executive Officer
         (55)        nominee   for more than five years
                               of Branch Properties,
                               L.P. and predecessors,
                               prior to the transfer by
                               it of substantially all
                               its assets to a
                               partnership controlled
                               by the Company.

   Albert Ernest,     Class    Director of the Company;  1993       9,617(5)
   Jr.=+   (66)        III     President of Albert
                       1999    Ernest Enterprises, a
                               consulting and
                               investment firm;
                               director of Barnett
                               Banks, Inc., from 1982
                               until 1991, President
                               and Chief Operating
                               Officer from November
                               1988 until his
                               retirement in 1991, and
                               Vice Chairman from 1984
                               to 1988; director of
                               Florida Rock Industries,
                               Inc., and its affiliate,
                               FRP Properties, Inc.,
                               Stein Mart, Inc., a
                               publicly held discount
                               apparel chain based in
                               Jacksonville, Florida,
                               Emerald Funds and Wickes
                               Lumber Co., a publicly
                               held retailer and
                               distributor of building
                               materials.

   Robert S.          Class    Senior Vice President of   N/A       --
   Underhill           III     Security Capital
         (41)        nominee   Investment Research,
                               Inc., from 1995 to
                               present, where he is
                               responsible for
                               researching corporate
                               and portfolio
                               acquisitions; Senior
                               Vice President, LaSalle
                               Partners Limited, a real
                               estate investment firm,
                               from 1993 to 1994; and
                               Vice President of its
                               affiliate, LaSalle
                               Partners International,
                               from 1990 to 1993.

   _________________________
   * Member of the Executive Committee, any meeting of which also must include any one of the outside directors.
   #    Member of the Audit Committee.
   =    Member of the Compensation Committee.
   +    Member of the Nominating Committee.

   (1) The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in number as possible, with directors elected for three-year terms.
   (2) Where percentage is not indicated, amount is less than 0.1% of total outstanding Common Stock. Unless otherwise noted, all shares are owned directly, with sole voting and dispositive powers.
   (3) Includes 160,263 shares held through The Regency Group, Inc. The named individual is deemed to have shared voting and investment power over these shares by virtue of testamentary trusts and a voting trust of which the Steins and John D. Baker, II are trustees, which trusts own 100% of the voting stock of The Regency Group, Inc. Also includes 307,147 shares and 108,235 shares held through two family partnerships, The Regency Group II and Regency Square II, respectively. The general partners of The Regency Group II and Regency Square II are the Steins, and a testamentary trust of which the Steins and Mr. Baker are trustees.
   (4)  Includes 40,000 shares subject to presently exercisable options.
   (5)  Includes 5,000 shares subject to presently exercisable options.


        Board of Directors and Standing Committees. Regular meetings of the Board of Directors are held five times a year. The Board held five regular meetings and two special meetings during 1996. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1996.

        The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below. Members of these committees will be elected annually at the regular Board meeting held in conjunction with the annual shareholders' meeting.

        Executive Committee. The Executive Committee presently is comprised of Joan W. Stein (Chairman) and Martin E. Stein, Jr. plus any one outside director. The Executive Committee met one time during 1996. The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not exercise functions reserved under Florida law for the full Board of Directors and, in addition, may not declare dividends.

        Audit Committee. The Audit Committee presently is comprised of Messrs. Druce, Luke and Szurek, none of whom is an officer of the Company. Regular meetings of the Audit Committee are held twice a year. The Audit Committee met twice during 1996. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

        Nominating Committee. The Nominating Committee presently is comprised of Albert Ernest, Jr. (Chairman), Joan W. Stein, Martin E. Stein, Jr., Edward L. Baker, and A.R. Carpenter. The Nominating Committee, which makes nominations for election of directors, also has responsibility for accepting nominations from shareholders. The Nominating Committee met once during 1996. The Company's Bylaws require that any nominations by shareholders be delivered to the Company no later than the deadline for submitting shareholder proposals. See "Shareholder Proposals."

        Compensation Committee. The Compensation Committee presently is comprised of Messrs. Ernest (Chairman), Baker, Carpenter and Peck. The Compensation Committee held three meetings during 1996 to review 1995 performance and to review and approve changes to the Company's current executive compensation plans. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus and long term compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate, as well as makes grants of employee stock options and other stock awards under the Company's Long Term Omnibus Plan.


   Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors (the
   "Committee") is responsible for evaluating and establishing levels of executive compensation and administering the Company's benefit plans. The Committee also provides review and commentary on non-executive compensation programs.

        Compensation Philosophy. The Company's executive compensation program has been designed to attract, motivate, reward and retain key executives who are capable of enhancing the Company's financial performance in a competitive industry and building a premier operating company. The Company's philosophy for compensating executive officers is that an incentive-based compensation system tied to the Company's financial performance will best align the interest of its executives with the objectives of the Company. In accordance with this philosophy, the Company has adopted a compensation system that is based on the Company's operational performance and the creation of shareholder value.

        The Committee reviews the Company's executive compensation program based upon market information of other comparable operating companies. Such review also involves evaluation of the Company's corporate performance for the prior year, and the Company's future business plan. From time to time the Company has retained compensation consulting firms to assist it in structuring the Company's executive compensation. In 1996, the Company retained FPL Associates ("FPL") who assisted the Committee in reviewing compensation levels for 1997. FPL was selected based on its experience in designing compensation plans for other successful companies, which include REITs. After review of the executive compensation plan, relevant market data, 1996 corporate performance, and the 1997 business plan, the Committee addressed the key components of the Company's executive compensation system consisting of base salary, annual bonus, stock options, a performance stock plan, and a stock purchase plan.

        Base Salaries. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talents, including a comparison to the market consensus of base salaries for comparable positions. Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account current and new responsibilities, current market consensus for the position held, and such other factors as the Committee may deem appropriate.

        Annual Bonus. All of the Company's executive officers are eligible for an annual bonus based on a targeted percentage of the individual's base salary (currently 25% to 45% depending on the position held). Each officer's bonus target is tied to a scale that adjusts the bonus target up or down based on the achievement of predetermined levels in funds from operations per share ("FFO per share"). In 1997, the Committee approved the payment of 110% of targeted bonuses to executive officers as a result of achieving FFO per share of $2.01 for the year ended December 31, 1996, which exceeded the Company's 1996 objective.

        The Committee may at its discretion approve additional bonus awards for significant strengthening of the Company's overall capital structure. During 1996, the Company completed a strategic alliance with Security Capital whereby Security Capital agreed to purchase up to approximately $132 million in Common Stock by June, 1997. At December 31, 1995, the market value of the Company's Common Stock increased to approximately $358 million from $168 million at December 31, 1995, and included a 61.6% total return to shareholders during 1996. This increase reduced the Company's ratio of debt to total market capitalization to 32.4% from 40.8% at December 31, 1995, and significantly increased the Company's available capital for new investments. Additionally, the Company reduced its borrowing costs on variable rate debt with the refinancing of its line of credit. As a result of the positive impact of these transactions, the Committee approved additional bonuses to executive officers equal to 50% of targeted bonuses. The Committee required that all bonuses be paid 45% in cash and 55% in the Company's Common Stock.

        Stock Purchase Plan. To encourage stock ownership by management, the Company has implemented a stock purchase plan ("SPP") whereby the Company may make loans to executive officers and other key employees to acquire Common Stock directly from the Company. These recourse loans are secured by the stock purchased. Five percent of an executive's original balance of the SPP loans is to be forgiven on each anniversary of the loan through the tenth anniversary provided that the employee remains employed with the Company. Additionally, the Committee may approve the forgiveness of additional amounts of all SPP loans based on the Company's achievement of predetermined performance goals which include growth in FFO, and total shareholder return. As a result of exceeding the FFO per share target and achieving a total shareholder return in excess of 20%, the Committee approved an additional 15% forgiveness of the SPP loans.

        Stock Options. No stock options were granted to officers during 1996. In January, 1997, the Board of Directors granted 1,183,200 stock options to key employees under the Company's existing long-term Omnibus Plan, with an exercise price of $25.25 per share, the fair market value at the date of grant, many of which are subject to stock purchases by the key employee. The options will expire after ten years, and become fully exercisable after five years.

        Performance Stock Plan. The Company has a performance stock program whereby each executive officer can earn a specified number of shares of restricted Common Stock as a result of achieving a compounded annual total return to shareholders of 15% over a three year period beginning with the average closing price of the fourth quarter of 1994. Any restricted stock earned vests over three years following the grant date provided the executive remains employed by the Company. At December 31, 1996, the first measurement date, cumulative shareholder return as determined by the plan was 66.4%. Accordingly, 40% of performance shares authorized under the plan were granted.

        Compensation Deduction Limitation. In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which prevents publicly held corporations from deducting compensation expenses in excess of $1 million paid to a chief executive officer or any of the other four most highly compensated officers unless such compensation is performance-based. The Company's compensation program does not currently provide for compensation levels to which this limit would apply. In any event, the Committee intends that all compensation to which the limit would otherwise apply (including compensation from the exercise of options) will be performance-based so as to be deductible under Section 162(m).

        CEO Compensation. The Committee's policies for the CEO's compensation are the same as the Company's other executive officers. For 1997, the CEO's base compensation was increased to $275,000 which, according to market data utilized, is the median market consensus for the position. The CEO serves under a rolling three-year employment agreement (see "Executive Compensation -- Employment Agreements"). In accordance with the Company's compensation plan, the CEO received a bonus of $225,000, which was paid 45% in cash and 55% in stock, and $186,338 of stock loan forgiveness under the SPP. The Committee believes that the Company performed well for 1996 as evidenced by the achievement of its operating objectives, significant strengthening of the Company's overall financial position, and the total return realized by its shareholders.

                                 REGENCY REALTY CORPORATION
                                 COMPENSATION COMMITTEE

                                 Albert Ernest, Jr., Chairman
                                 Edward L. Baker
                                 A. R. Carpenter
                                 J. Marshall Peck


   Comparative Stock Performance

        The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the NAREIT All Equity Index (excluding health care REITs) since October 29, 1993, the first date on which the Common Stock began trading on the New York Stock Exchange following the Company's initial public offering, assuming the reinvestment of any dividends and assuming the investment of $100 in each.



                            COMPARE CUMULATIVE RETURN
                           AMONG REGENCY REALTY CORP.,
                     S&P 500 INDEX AND NAREITY EQUITY INDEX*

                           Oct. 29,  Dec. 31,  Dec. 31,   Dec. 31,  Dec. 31,
                             1993      1993      1994       1995      1996

    Regency Realty Corp.   $100.00   $ 86.36    $ 94.35   $106.74   $179.84
    NAREIT Equity Index    $100.00   $ 94.83    $ 97.67   $111.55   $152.16

    S&P 500 Index          $100.00   $100.25    $101.57   $139.75   $171.83



   Executive Compensation

        The following table summarizes the compensation paid or accrued by the Company for services rendered during fiscal 1996, 1995 and 1994 to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 1996.


                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                Annual Compensation               Compensation

    Name &                              Cash      Stock    Restricted    Securities
    Principal              Salary(1)    Bonus     Bonus      Stock       Underlying     SPP Loan       All Other
    Position       Year                  (2)       (2)      Awards(3)   Options/SARs    Awards(4)   Compensation(5)

    Martin E.      1996     $252,391  $102,250  $123,750   $168,000          0          $186,338        $34,439
    Stein, Jr.     1995      240,000    56,760    86,640          0          0           103,950         23,331
     President     1994      230,000     1,000    94,500          0          0            69,300         11,868
     and Chief
     Executive
     Officer

    Bruce M.       1996      145,076    52,750    63,250     84,000          0            84,083         19,753
    Johnson        1995      135,000    29,560    42,840          0          0            41,580         14,142
     Executive     1994      123,000     1,000    46,370          0          0            27,720         12,019
     Vice
     President
     and Chief
     Financial
     Officer

    Robert C.      1996      137,500    50,005    59,895     73,500          0            80,502         18,266
    Gillander,     1995      125,000    25,000    36,000          0          0            41,580         13,175
    Jr.            1994      116,000     1,000    40,320          0          0            27,720         11,736
     Executive
     Vice
     President,
     Investments
    James D.       1996      129,826    47,350    56,650     68,250          0            71,185         17,929
    Thompson       1995      121,000    25,840    37,260          0          0            36,383         12,930
     Executive     1994      116,000     1,000    40,320          0          0            24,256         11,648
     Vice
     President,
     Operations

    Richard E.     1996      125,114    31,000    30,000     68,250          0            74,535         17,038
    Cook           1995      121,000    23,560    33,840          0          0            41,580         12,930
     Senior Vice   1994      116,000     1,000    40,320          0          0            27,720         12,040
     President,
     Development
       (6)

   _________________________
   (1)  Includes amounts deferred under the 401(k) feature of the Company's profit sharing plan.
   (2)  Bonuses for the year ended December 31, 1996 were paid 45% in cash and 55% in stock; for the year ended December 31, 1995 were paid 40%
        in cash and 60% in stock; and for the year ended December 31, 1994 were paid 100% in stock.
   (3)  Consists of the fair market value of restricted stock awards on
        December 31, 1996, the date of grant.  Awards vest 34%, 33% and 33%
        on the first, second and third anniversary date of the grant provided that the executive is employed by the Company or any affiliate on the date of vesting, except that Mr. Cook's award could vest in full in
        January 1998, subject to the provisions of his termination agreement.
        The executive is entitled to dividends and voting rights on unvested shares.  Unvested shares, representing the full amount of the awards listed above, held by the named executives as of the date of this
        Proxy Statement are as follows:  Mr. Stein, 6,400 shares; Mr.
        Johnson, 3,200 shares; Mr. Gillander, 2,800 shares; Mr. Thompson,
        2,600 shares; and Mr. Cook, 6,500 shares.
   (4)  Represents amounts earned by the named executive officers in accordance with the terms of Stock Purchase Plan that is part of the
        Company's 1993 Long Term Omnibus Plan.
   (5)  Consists of (a) contributions in the form of stock to the Company's profit sharing and 401(k) plan for 1996, 1995 and 1994, the non-
        401(k) portion of which was based on the attainment of predetermined levels of funds from operations per share, and stock bonuses in the amount equal to what would have been contributed to the 401(k) plan in the absence of applicable IRS limitations: Mr. Stein, $33,629,
        $22,521 and $11,448; Mr. Johnson, $18,943, $13,332 and $11,448; Mr.
        Gillander, $13,456, $12,365 and $11,448; Mr. Thompson, $17,119,
        $12,120 and $11,448; and Mr. Cook, $16,228, $12,120 and $11,448; and
        (b) excess term life insurance premiums for 1996, 1995 and 1994: Mr.
        Stein, $810, $810 and $420; Mr. Johnson, $810, $810 and $571; Mr.
        Gillander, $810, $810 and $288; Mr. Thompson, $810, $810 and $200 and
        Mr. Cook, $810, $810 and $592.
   (6)  Mr. Cook resigned from the Company effective January 31, 1997.


        Employment Agreements. The Company has entered into a three-year employment agreement with Martin E. Stein, Jr., the Company's President and Chief Executive Officer, providing for an annual base salary and participation in the Company's executive compensation plans on the same terms as other executive officers. The agreement, which was effective in October 1993, will be renewed automatically for an additional year on each anniversary date thereof so that the remaining term will be three years, unless either party gives written notice of non-renewal. The agreement provides for Mr. Stein to receive base salary and incentive compensation for the remainder of the term of the agreement in the event that he is terminated, his responsibilities are materially reduced or the Company's headquarters are relocated from Jacksonville, Florida as a result of a sale, merger or other change of control of the Company. The Company has entered into agreements with its executive officers that provide for the payment of salary and benefits for a specified period in the event of a change of control only. A change of control is defined to include a change in at least one-third of the directors (unless recommended by a majority of the continuing directors), the acquisition by any person of at least 30% of the combined voting power of the Company's outstanding securities unless pursuant to transactions approved by a majority of the continuing directors, certain mergers, and a sale of substantially all the Company's assets.

        Options. The following table sets forth information concerning the value of unexercised options as of December 31, 1996 held by the executives named in the Summary Compensation Table above. No options were exercised during 1996.


                          OPTION YEAR-END VALUES TABLE

                        Number of Unexercised           Value of Unexercised
                        Options at                     In-the-Money Options at
                        December 31, 1996                 December 31, 1996
    Name                Exercisable/Unexercisable     Exercisable/Unexercisable

    Martin E. Stein,    40,000 (E) / 0 (U)                     $280,000
    Jr.

    Bruce M. Johnson    16,000 (E) / 0 (U)                      112,000

    Robert C.           16,000 (E) / 0 (U)                      112,000
    Gillander, Jr.

    James D. Thompson   14,000 (E) / 0 (U)                       98,000

    Richard E. Cook     16,000 (E) / 0 (U)                      112,000
   _________________________


        Stock Purchase Plan Loans. To further align the interest of management with the Company's shareholders, the Company has implemented a stock purchase plan ("SPP") as part of its Long-Term Omnibus Plan to encourage stock ownership by management. Management purchased 226,000 shares under this program during 1993 and 1996 at fair market value at the time of purchase. The stock purchases were funded by SPP loans from the Company (averaging 92% of the purchase price) and cash provided directly from management. The current SPP loans outstanding are fully secured by a portion of the stock purchased, have full recourse to management, are interest only (due quarterly) with fixed rates of interest of 7.34% to 7.79%, and mature in 10 years. As part of the program, a portion of the loans may be forgiven annually based on Company FFO performance, and total shareholder return.

        The following table sets forth as of March 1, 1997, the amounts outstanding under the SPP loan program from each of the Company's executive officers.

                       SPP Loan Balance    Largest Balance
    Executive              March 1,             Since
    Officer                  1997          January 1, 1996

    Martin E.            $651,662              $838,000
    Stein, Jr.

    Bruce M.              314,767               398,850
    Johnson

    Robert C.             294,479               374,981
    Gillander, Jr.

    James D.              261,896               333,081
    Thompson

    Richard E. Cook       163,645               335,200


        Compensation of Directors. In 1996, the Company paid an annual fee of $17,000 to each of its directors, other than the Chairman and the President, plus $2,500 per year for service on a Board committee ($3,000 per year for chairing a committee). Directors' fees are currently paid in shares of Common Stock, unless the director elects to receive all or any portion of the fees in cash. Non-employee directors also receive non-qualified options to purchase 1,000 shares of Common Stock at the end of each year and may elect to participate in a stock purchase matching program that provides for a total stock value match of up to $10,000 per year. The options vest one year after grant and have a term of ten years and an exercise price equal to the greater of the fair market value of the Common Stock on the date of grant or the average trading price of the Common Stock on the 20 business days preceding the date of grant.


   Compensation Committee Interlocks
   and Insider Participation

        During the year ended December 31, 1996, Martin E. Stein, President and Chief Executive Officer of the Company, served on the board of directors of FRP Properties, Inc. Edward L. Baker, Chairman of the Board of FRP Properties, Inc. is a member of the Company's Compensation Committee.



   Certain Transactions

        The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

        Company Option on TRG Properties. TRG and Joan W. Stein, Martin E. Stein, Jr. and Robert L. Stein (who are directors of the Company, and together with Richard W. Stein, the "Steins") have retained interests in properties that were determined not to be appropriate for ownership by the Company initially because their transfer is restricted or because they lack cash flow or are of a type presently inconsistent with the Company's investment objectives. Upon consummation of the Offering, TRG granted options to the Company for all of the properties (the "Option Properties") that TRG has the right to option and that are likely to become suitable for Company investment, e.g., land that can be developed into shopping centers or suburban office buildings. One of the Option Properties consists of a 19-story downtown office building in Fort Lauderdale, Florida ("BBP"), as to which the Company has been granted a right of first refusal. The remaining Option Properties consist of land in Florida that does not produce any cash flow. The Company has an option to purchase any of these properties, in whole or in part, for development as a Company property at a price equal to the sum of (i) 85% of the appraised value of the property multiplied by the percentage interest of TRG in the partnership that owns the property, plus (ii) 100% of the appraised value of the property multiplied by the percentage interest of any existing third party partners who also own an interest in the property.

        Management Services for TRG and its Affiliates. The Company, through its affiliate Regency Realty Group, Inc. (the "Management Company"), provides management and leasing services for BBP, and also will receive brokerage fees for arranging the sale of any of the Option Properties, in the event the Company does not acquire them, and development fees for providing development services for the Option Properties that consist of land held for sale. These arrangements are intended to give the Company the economic benefit from the management, leasing, brokerage and development activities with respect to such properties. All of such services are provided on terms and conditions no less favorable to the Management Company than the terms and conditions on which the Management Company provides similar services to third parties. The Audit Committee of the Board of Directors is required to review annually the terms and conditions on which such services are provided. During the year ended December 31, 1996, TRG paid the Management Company an aggregate of $413,199 for such services. The Management Company also will receive incentive compensation for developing certain Option Properties for others and for arranging the sale of certain Option Properties as to which the Company elects not to exercise its options in the form of a share of TRG's net proceeds from such activities in excess of specified levels.

        Administrative Services for TRG and its Affiliates. From time to time, certain personnel of the Company or its subsidiaries provide risk management, accounting, office space and other services to TRG and certain of its affiliates, including the Steins, pursuant to an administrative services agreement entered into in November 1993. The cost of such services are reimbursed by TRG based on percentage allocations of management time and general overhead made in compliance with applicable regulations of the Internal Revenue Service. The Audit Committee of the Board of Directors is required to review annually the cost allocations made pursuant to the administrative services agreement. During the year ended December 31, 1996, $95,000 was reimbursed to the Company under this agreement.

        Cost Sharing Arrangement with Management Company. The Company manages, leases and develops its own properties under employee and cost sharing arrangements with the Management Company. TRG owns 95% of the voting common stock of the Management Company, and the Company owns 100% of the Management Company's non-voting preferred stock and 5% of its voting common stock. The cost sharing arrangements are based on allocations of management time and general overhead made on an arm's-length basis and in compliance with applicable regulations of the Internal Revenue Service. All such cost sharing arrangements must be reviewed annually by the Audit Committee of the Board of Directors, and any changes in such arrangements must be approved by a majority of the Company's independent directors. Under generally accepted accounting principles, all items of income and expense of the Management Company are consolidated with the Company and included in the Company's financial statements, net of inter-company transactions.

        Limited Partnership Agreement with WLD Enterprises, Inc. The Company, through its subsidiary RRC JV One, Inc., has entered into a limited partnership with WLD Realty, Ltd. known as Regency Ocean East Partnership, Ltd. in which the Company, as general partner, owns a twenty-five percent (25%) interest and WLD Realty, Ltd., as limited partner, owns a seventy-five percent (75%) interest. Douglas S. Luke, a director of the Company, is President and Chief Executive Officer of WLD Enterprises, Inc. ("WLD"), an affiliate of WLD Realty, Ltd., and also owns a 3.85% interest in WLD Realty, Ltd. The purpose of the partnership is to operate Ocean East, a Florida shopping center. Each partner contributed their pro rata share of capital on the closing date, January 31, 1996. Future distributions from the operations of the shopping center will be made pro rata until each partner has achieved a cumulative internal rate of return of 12%, then distributions will be 50% to each partner. In the event of sale or refinancing, distributions to each partner after return of capital will be pro rata and after an IRR of 18% will be 50% to each partner. In the opinion of the Board of Directors, the terms of the partnership agreement are at least as favorable as those that could be obtained from entering into a partnership with an unrelated party.

        Consulting Services from Security Capital Affiliate. Security Capital Investment Research, Inc.("SCII"), an affiliate of Security Capital, provides consulting services from time to time on an as-needed basis to the various entities in which Security Capital has invested. During the year ended December 31, 1996, the Company accrued consulting fees and expenses to SCII of approximately $95,000, primarily for due diligence assistance in connection with the Branch Transaction.

        Other. Richard W. Stein, a nominee for director and the son and brother, respectively, of Joan W. Stein, the Company's Chairman, and Martin E. Stein, Jr., the Company's President and a director, is President and Chief Executive Officer, and a director of Palmer & Cay/Carswell, Inc., an independent insurance agency. During the year ended December 31, 1996, the Company obtained insurance through Palmer & Cay/Carswell for which Palmer & Cay/Carswell received commissions in the aggregate amount of approximately $127,000.


              PROPOSAL 2:  APPROVAL OF ISSUANCE OF COMMON STOCK IN
                     CONNECTION WITH THE BRANCH TRANSACTION

   General

        On March 7, 1997, the Company acquired, through a limited partnership (the "Partnership") of which a subsidiary of the Company is the sole general partner, substantially all of the assets of Branch Properties, L.P. ("Branch"), a privately held real estate firm based in Atlanta, Georgia, pursuant to a Contribution Agreement and Plan of Reorganization dated February 10, 1997 (the "Contribution Agreement"). The transactions contemplated by the Contribution Agreement (including those described below under "--Related Transactions") and the related exercise by Security Capital of participation rights (see "Capital Contribution from Security Capital") are referred to collectively as the "Transaction" or the "Branch Transaction." As initial consideration for the assets acquired from Branch, the Partnership issued 3,373,801 units of limited partnership interest (the "Units"), and the Company issued 155,797 shares of Common Stock in a private placement to Branch's partners. The Units are redeemable on a one-for-one basis for shares of Common Stock, subject to certain conditions. See "--Redemption of Units for Common Stock." The Board of Directors is seeking shareholder approval for the issuance of shares of Common Stock in connection with the Transaction, pursuant to rules of the New York Stock Exchange (the "NYSE").

        Paragraph 312.03 of the NYSE Listed Company Manual provides that shareholder approval is required prior to the issuance of common stock in certain instances, including when the number of shares of common stock to be issued in a transaction or series of transactions, other than a public offering for cash, would equal at least 20% of the number of shares of common stock outstanding before such issuance. The shares of Common Stock issued, or issuable upon redemption of the Units issued, at the initial closing with Branch (an aggregate of 3,529,598 shares), constituted approximately 32.4% of the shares of Common Stock outstanding immediately before such closing. The total number of shares issuable in connection with the Transaction, including two related transactions and the exercise by Security Capital of participation rights described below, pursuant to earn-outs described below and upon the redemption of Units at the election of the Unit holders, is estimated to be approximately 7,394,825 (collectively, the "Stock Issuances"). If the Company were to issue Common Stock in connection with the Transaction, including the redemption of Units, in excess of the 20% limitation without shareholder approval, the NYSE would have the authority to de-list the Common Stock from trading on the NYSE. Shareholder approval of the Stock Issuances is not required by Florida law or the Company's Articles of Incorporation or Bylaws.

        The Transaction has already been closed, and therefore, shareholder approval is not a condition to the consummation thereof. However, in the unexpected event that shareholders do not approve the Stock Issuances at the annual meeting, only 2,122,981 shares will be accepted for listing on the NYSE. In such event, the Partnership will be required to redeem for cash, at a per Unit price (the "Value") equal to the closing price of the Common Stock on the NYSE on the 10 consecutive trading days preceding the date of the Partnership's receipt of a notice of redemption, those Units submitted for redemption which otherwise would be redeemable for non-listed shares. Additionally, the Company will be required to redeem, at the Value thereof, any shares issued pursuant to the Transaction which have not been accepted for listing as a result of the failure of shareholders to approve the Stock Issuances.

   Vote Required

        The affirmative vote of a majority of the total votes cast, provided that the number of total votes cast represents over 50% of the shares of Common Stock issued and outstanding, is required to approve the Stock Issuances. For this purpose, broker non-votes and abstentions will not be counted. Under rules of the NYSE, the 155,797 shares of Common Stock issued in the Transaction in connection with a "C" reorganization of Branch's general partner must be voted with respect to the Stock Issuances in the same proportion as the shares voted by all the other shareholders on such matter.

        As a condition to the closing of the Transaction, directors, officers and principal shareholders of the Company, who as of the record date beneficially owned 6,105,014 shares, constituting approximately 50.2% of the outstanding Common Stock (exclusive of the 155,797 shares issued at the Branch closing, which must be voted proportionately as all other shares are voted), signed a voting agreement pursuant to which they have agreed to vote all of their shares in favor of the Stock Issuances and the proposed amendment to the Articles of Incorporation set forth in Proposal 3, thereby assuring shareholder approval thereof. The following persons signed the voting agreement: Joan W. Stein, Chairman of the Board of the Company, Martin E. Stein, Jr., President and a director, Robert L. Stein, a director, Richard W. Stein, a nominee for director, Security Capital, a major shareholder, Bruce M. Johnson, Executive Vice President, Robert C. Gillander, Jr., Senior Vice President, James D. Thompson, Senior Vice President, A. Chester Skinner, III, Vice President, and Robert L. Miller, Jr., Vice President.

        Approval of this Proposal 2 is not a condition to the approval of Proposal 3 (amendment of Section 5.14 of the Articles of Incorporation), but the approval of Proposal 3 is a condition to the approval of this Proposal 2.

        The Company's Board of Directors voted unanimously in favor of the Stock Issuances and recommends that the Company's shareholders vote in favor thereof. Proxies will be voted in favor of the Stock Issuances unless shareholders specify in their proxies a contrary choice.

   Assets and Personnel Acquired From Branch

        The assets acquired from Branch include 18 existing shopping centers totalling approximately 1.9 million square feet of gross leasable area and 8 shopping centers currently being developed or redeveloped that will have approximately 700,000 square feet, located in Georgia, Florida, Tennessee, South Carolina and North Carolina. In addition, the Company acquired, through a non-qualified REIT subsidiary ("New Management Company"), Branch's third party development business, including build-to-suit projects for the CVS drug store chain, and third party management and leasing contracts for approximately 4 million square feet of shopping centers owned by third party investors (collectively, the "Third Party Management Business").

   Terms of the Transaction

        Consideration. The Partnership issued 3,373,801 Units and the Company issued 155,797 shares of Common Stock in exchange for the assets acquired from Branch. Additional earn-out Units and shares may be issued, as further described below, subject to the satisfaction of certain performance conditions. The Units, which are entitled to priority distributions from operating cash flow of the Partnership equal to the per share cash dividend on the Common Stock, will be redeemable on a one-for-one basis in exchange for shares of Common Stock, subject to certain conditions. See "--Redemption of Units."

        In determining the aggregate consideration for the assets acquired from Branch, the Company considered such factors as the historical and expected cash flow of the properties, nature of the tenancies and terms of the leases in place, occupancy rates, opportunities for alternative and new tenancies, current operating costs, physical condition and location, and the anticipated impact of the acquisition on the Company's financial results. The Company took into consideration capitalization rates at which it believes other shopping centers have recently sold, but determined the acquisition price based on the factors described above. No separate independent appraisals were obtained for the assets. The Company also took into consideration historical and anticipated revenues from the Third Party Management Business, but based on the fact that the third party management contracts it acquired from Branch are generally terminable on relatively short notice, a significant portion of the consideration for the Third Party Management Business will be paid in the form of earn-out consideration, which is further described below.

        Based on the above factors, the Company (i) arrived at an aggregate consideration of $78,092,181 for Branch's net equity in the assets transferred to the Company and (ii) divided that amount by $22-1/8 (the "Unit Price") in order to arrive at the number of Units and shares of Common Stock issued at the closing (excluding earn-out Units and shares described below). The Unit Price is based on the trading price of the Common Stock in early November 1996, at the time that Branch and Regency agreed to negotiate further terms of the transaction. In addition, the Partnership assumed indebtedness encumbering the assets in the aggregate principal amount of approximately $112 million, net of minority interest. Based on the Unit Price and assuming that (i) the maximum Property Earn-Out (as defined below) of $22,568,851 will be achieved, and (ii) the Third Party Earn-Out (as defined below) will be $750,000, the aggregate consideration for Branch's net equity in the assets transferred to the Company will be $101,411,065.

        On February 7, 1997, the last trading day prior to public announcement of the Transaction, the high and low sale prices of the Common Stock on the NYSE were $26.75 and $26.50, respectively.

        Earn-Out Consideration. Additional Units and Common Stock may be issued on the fifteenth day after the first, second and third anniversaries of the closing (each an "Earn-Out Closing"), based on the performance of certain of the Partnership's properties (the "Property Earn-Out"), and additional shares of Common Stock may be issued at the first and second Earn-Out Closings based on revenues from the Third Party Management Business (the "Third Party Earn-Out"). The formula for the Property Earn-Out provides for calculating any increases in deemed value ("Increased Value") on a property-by-property basis, based on any increases in net operating income for certain properties in the Partnership's portfolio as of February 15 of the year of calculation. The Increased Value will be divided by the Unit Price to determine the number of additional Units and shares to be issued at the Earn-Out Closings. The Property Earn-Out is limited to $15,974,188 at the first Earn-Out Closing and $22,568,851 at all Earn-Out Closings (including the first Earn-Out Closing).

        The Third Party Earn-Out will be calculated by dividing the Unit Price into a specified percentage of total revenues from the Third Party Management Business accrued during the preceding calendar year, other than development fees for CVS projects. Management anticipates that the total Third Party Earn-Out will be approximately $750,000.

        Other. For additional information concerning the Transaction, see the Company's Form 8-K dated March 7, 1997 and its Form 8-K/A dated March 20, 1997, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

   Redemption of Units for Common Stock

        Beginning as of 5:00 p.m. Eastern time on the first business day following the earlier to occur of (i) approval by the Company's shareholders of the Transaction and the amendment to Section 5.14 of the Company's Articles of Incorporation that is the subject of Proposal 3, or
   (ii) the first anniversary of the Closing (the "First Redemption Date"), Unit holders have the right to require the Partnership, at any time and from time to time, to redeem any Units held by them in exchange for shares of Common Stock, on a one-for-one basis, subject to certain anti-dilution adjustments to take account of stock splits, stock dividends and the like with respect to the Common Stock. After the 420th day after the closing (the "Option Date"), the General Partner may elect to pay the redemption price in shares or in cash equal to the Value of the shares that would otherwise have been issued upon the exercise of redemption rights, or in a combination of shares and cash. If the redemption date occurs on or before the Option Date, the General Partner is required to pay the redemption price in shares, except as otherwise specifically provided in the Partnership Agreement. The exercise of redemption rights is subject to transfer restrictions in the Company's Articles of Incorporation, which are designed to preserve the Company's status as a REIT and as a domestically controlled REIT under the Internal Revenue Code. See "Proposal 3."

        Former Branch partners have been given the right to elect to exercise redemption rights prospectively on the first possible date for redemptions. As of the date of this Proxy Statement, former Branch partners holding approximately 2,812,000 Units in the aggregate have submitted notices of redemption, electing to redeem all the Units held by them on the first possible date for redemption and also electing to redeem, immediately upon issuance, any Units issued to them at any Earn-Out Closing. Assuming that shareholders approve the Transaction and the proposed amendment to the Articles of Incorporation that is the subject of Proposal 3, all such Units will be redeemed, and an equal number of shares of Common Stock will be issued to such persons, as of 5:00 p.m. on May 23, 1997, the first business day following the date of the annual meeting.

        OCP received 1,723,830 Units at the closing and has indicated that it intends to redeem all such Units for Common Stock on the first business day after shareholder approval of the Stock Issuances (or the first business day after the first anniversary of the closing, whichever is earlier). The shares issuable to OCP upon such redemption are expected to constitute 11.1% of the outstanding Common Stock immediately following such redemption (after giving effect to the redemption of Units of other Unit holders who are expected to redeem on the same date).

   Capital Contribution from Security Capital

        The Company has contributed approximately $26 million cash to the Partnership to reduce outstanding debt encumbering the properties acquired from Branch by $25.7 million and to pay initial transaction costs. Cash requirements for the transaction have been provided by the sale on March 3, 1997 of 1,475,178 shares of Common Stock for an aggregate price of $26 million to Security Capital, pursuant to a Stock Purchase Agreement dated as of June 11, 1997, as amended. The transactions contemplated by the Stock Purchase Agreement were described in the Company's definitive proxy statement for, and approved by shareholders at, a special meeting of shareholders held on September 10, 1996.

        As described in such proxy statement, in order to preserve Security Capital's pro rata ownership of the Company, Security Capital has participation rights entitling it to purchase additional equity in the Company, at the same price as that offered to other purchasers, each time that the Company sells additional shares of capital stock or options or other rights to acquire capital stock. In connection with the Units and shares of Common Stock issued in exchange for Branch's assets on March 7, 1997 and the proposed issuance of additional Units in two related transactions discussed below (see "--Related Transactions"), Security Capital had the right to acquire up to 3,771,622 shares of Common Stock at a price of $22-1/8 per share. However, pursuant to Amendment No. 1 to its Stockholders Agreement with the Company, Security Capital has elected (i) to waive such rights with respect to all but 1,750,000 shares (or such lesser number, not less than 850,000 shares, as will not result in the Company ceasing to be a domestically controlled real estate investment trust), (ii) to initially defer its rights with respect to the 1,750,000 shares to no later than August 31, 1997, and (iii) to defer its rights with respect to any such shares, not to exceed 1,050,000 shares, that remain unpurchased on August 31, 1997 to no later than the first Earn-Out Closing, in order to permit Unit holders who are Non-U.S. Persons (as defined in the Company's Articles of Incorporation) to redeem their Units for Common Stock. See "Proposal 3." Security Capital's participation rights remain in effect, at $22-1/8 per share, with respect to Units and shares issued at the Earn-Out Closings, and also remain in effect, at a price equal to the then market price of the Common Stock, with respect to shares issued upon the redemption of Units for Common Stock provided that Security Capital did not exercise its participation rights at the time of issuance of such Units.

   Related Transactions

        The Company also has committed to issue a total of 138,626 Units to two investors who have provided funds for the development of one of the development properties acquired from Branch and who had the right to become limited partners of Branch upon the completion of the property. The additional Units are expected to be issued in April 1997 and will be redeemable for Common Stock on a one-for-one basis beginning in March 1998. The Company also is negotiating with two other investors to issue additional Units (estimated at approximately 100,000 Units, which will be redeemable on a one-for-one basis for Common Stock) in exchange for their interests in one of the property partnerships acquired from Branch.

   Reasons for the Transaction

        Management of the Company believes that the Transaction has enabled the Company to acquire a major presence in the Atlanta market, including management personnel, through a single acquisition instead of on a property-by-property basis. Management believes that many of the properties acquired from Branch are "in fill" properties located in or near affluent neighborhoods where additional development opportunities for neighborhood and community shopping centers are limited. Additionally, the Transaction is expected to cement the Company's relationship with Publix Super Markets, which anchors 24 of the Company's shopping centers, including 6 centers acquired from Branch.

        In addition, the Company acquired, through its indirect interest in New Management Company, a significant portfolio of third party management contracts, as well as five build-to-suit projects for the CVS drugstore chain. Management hopes that the third party management business acquired from Branch (while generally terminable on short notice) not only will provide a continuing source of revenues but also will create opportunities for other management, leasing and development activities and possible opportunities for raising additional capital.

        Management also believes that the Transaction will help accelerate the Company's goal of attaining the "critical mass" necessary to access capital markets consistently on favorable terms. REITs with total assets of at least $500 million are often viewed as having better access to capital and growth opportunities. As a result of the Transaction, Regency's total assets have grown from approximately $386 million to approximately $622 million.

   Structure of the Transaction

        The Transaction was structured as a non-taxable contribution of assets to the Partnership in order to permit Branch's former partners to defer federal income taxes that they would have incurred had Branch's assets been transferred to the Company in exchange for cash or Common Stock. The Board of Directors believes that the issuance of Common Stock in lieu of cash upon redemption of the Units will enhance the Company's capital structure and allow it to maintain its existing debt-to-equity ratios. In the unlikely event that shareholders fail to approve the Stock Issuances, the required cash redemption on the first anniversary of the Branch closing of Units that would otherwise be redeemed for non-NYSE-listed Common Stock will result in very significant cash requirements that either will necessitate the incurrence of additional debt or the raising of funds in a public stock offering.

        The following table sets forth the capitalization of the Company as of December 31, 1996 on a pro forma basis ("Acquisition Pro Forma") giving effect to (i) the Branch Transaction and (ii) the sale of $26 million of Common Stock to Security Capital. The Company invested the proceeds of the $26 million in the Partnership in exchange for 30.4% of the Partnership, which was then used to reduce the outstanding debt of the Partnership by $25.7 million. Subject to shareholder approval, the Units issued to Branch are redeemable for shares of Common Stock. See "-- Redemption of Units for Common Stock." In the event that shareholders do not approve the redemption for Common Stock, the Unit holders exercising redemption rights will receive a portion of their redemption in Common Stock (subject to the NYSE's 20% limitation) and cash, after the first anniversary of the acquisition. Therefore, in addition to the Acquisition Pro Forma presented, two pro forma redemption methods are also presented to reflect the potential redemption of 100% of the Units issued to Branch:
   (1) 100% Common Stock ("Equity Redemption Method"), and (2) a combination of Common Stock and cash ("Debt Redemption Method").

                                                 December 31, 1996

                                            Pro Forma Unit Redemptions
                                                  (In thousands)

                                         Acquisition   Equity      Debt
                                          Pro Forma    Method     Method*

    Mortgage loans payable                  191,274    191,274    191,274

    Acquisition and development line of
    credit                                   73,701     73,701    111,469
                                            -------    -------    -------

         Total outstanding debt             264,975    264,975    302,743
                                            -------    -------    -------

    Limited partner's interest in
    operating partnerships                   91,095        508        508
                                            -------    -------    -------

    Stockholders' Equity
       Common stock $.01 par value
         per share:
           25,000,000 shares authorized         277        310        296
       Special common stock -
         10,000,000 shares authorized:
           Class B $.01 par value per
             share                               25         25         25

       Additional paid in capital           253,093    343,647    305,892
       Distributions in excess of net
        income and other                    (16,485)   (16,485)   (16,485)
                                            -------    -------    -------

         Total stockholders' equity         236,910    327,497    289,729
                                            -------    -------    -------

         Total capitalization               592,980    592,980    592,980
                                            =======    =======    =======

    Debt to Total Capitalization             44.7%      44.7%      51.1%

    Earnings Per Share:

         Primary                             $0.77      $0.77      $0.63
         Fully Diluted                       $0.75      $0.75      $0.63

   ________________

   * Prior to receiving shareholder approval, the Company can issue up to 20% of its Common shares outstanding immediately prior to the Branch acquisition closing, or 2,122,981 Common shares (the "20%

        Limitation") in exchange for Units exercising redemption rights. At closing, 155,797 Common shares were issued as part of the Transaction, increasing the Company's percentage interest in the Partnership to 32.6%. Currently, 1,967,184 Common shares are available under the 20% Limitation.


     PROPOSAL 3:  APPROVAL OF AMENDMENT TO SECTION 5.14 OF THE ARTICLES OF
       INCORPORATION TO AUTHORIZE FORMER BRANCH PARTNERS WHO ARE NON-U.S.
                         PERSONS TO ACQUIRE COMMON STOCK

        Pursuant to the Company's Contribution Agreement with Branch, the Board of Directors is seeking shareholder approval of a proposed amendment to Section 5.14 of the Company's Articles of Incorporation to enable former Branch partners who are Non-U.S. Persons (the "Foreign Partners") to redeem their Units for Common Stock.

        Approximately 39% of the outstanding Units are held by the Foreign Partners. However, Section 5.14 of the Company's Articles of Incorporation as currently in effect restricts the direct or indirect acquisition by Non-U.S. Persons of shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify under the Internal Revenue Code as a domestically controlled REIT, assuming that Security Capital (a Luxembourg corporation) and its affiliates, are non-U.S. Persons and own 45% of the Company's Common Stock on a fully diluted basis. Acquisitions of capital stock that violate this provision are deemed null and void.

        The proposed amendment to Section 5.14 of the Articles of Incorporation, a copy of which is included as part of Exhibit A, would authorize Security Capital to waive the 45% presumption. In connection with the initial closing under the Contribution Agreement, Security Capital has agreed to waive the presumption, subject to the adoption of the proposed amendment to Section 5.14 and to the satisfaction of certain other conditions, in order to facilitate the Transaction by making it possible for Foreign Partners to redeem their Units for Common Stock without violating Section 5.14. The waiver will be limited to the Foreign Investors and generally will not be transferable. Under the proposed amendment, an acquisition of Company stock is likely to continue to be an unsuitable investment for Non-U.S. Persons except for the acquisition of Common Stock in redemption of Units by Foreign Partners entitled to the benefit of Security Capital's waiver.

        The affirmative vote of a majority of the total votes cast by shareholders with respect to Proposal 3 is required to approve the proposed amendment to Section 5.14 of the Articles of Incorporation. For this purpose, broker non-votes and abstentions will not be counted. As noted above, officers, directors and principal shareholders beneficially owning approximately 50.2% of the outstanding Common Stock (exclusive of the 155,797 shares issued at the Branch closing, which must be voted proportionately as all other shares are voted) have entered into a voting agreement in which they have agreed to vote all shares beneficially owned by them in favor of Proposal 3, thereby assuring shareholder approval thereof. See "Proposal 2 -- Vote Required."

        Approval of this Proposal 3 is a condition to the approval of Proposal 2 (the Branch Transaction), but approval of Proposal 2 is not a condition to the approval of this Proposal 3.

        The Company's Board of Directors voted unanimously in favor of the proposed amendment to Section 5.14 of the Articles of Incorporation and recommends that the Company's shareholders vote in favor thereof. Proxies will be voted in favor of the proposed amendment unless shareholders specify in their proxies a contrary choice.


         PROPOSAL 4:  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO
           AUTHORIZE AN ADDITIONAL 150 MILLION SHARES OF COMMON STOCK

        The Board of Directors also has proposed that Article 4.1 of the Company's Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 25 million to 150 million shares. As of the date of this Proxy Statement, the Company had outstanding 12,323,183 shares of Common Stock and additionally had reserved for issuance an additional 12,613,099 shares as part of the Security Capital Agreement, upon the conversion of the Class B Stock, in connection with the Branch Transaction, issuance of restricted stock to officers, exercise of outstanding stock options held by officers, directors and key employees, and upon the redemption of units of an unrelated limited partnership. The Board of Directors believes that it is in the best interest of the Company to have sufficient authorized but unissued Common Stock to enable the Company to respond quickly to acquisition opportunities, raise capital in public offerings, and offer stock-based compensation to key employees.

        The text of the proposed amendment is included as part of Exhibit A. The additional authorized shares may be used for any proper corporate purpose approved by the Board of Directors, subject only to such shareholder approval requirements as may be imposed by the NYSE or, in the case of executive compensation, the Internal Revenue Code. The availability of additional authorized shares would enable the Board of Directors to act with flexibility and dispatch when favorable opportunities arise to enhance the Company's capital structure.
   Additional shares may be issued in connection with acquisitions of properties or businesses, public offerings for cash, employee benefit plans, and stock dividends. The issuance of additional shares of Common Stock could result in dilution of the interests of existing shareholders. The Company has no present plans, agreements, commitments, undertakings or proposals with respect to the issuance and sale of additional authorized shares of Common Stock except with respect to the shares reserved for future issuance as described above, except for proposed acquisitions of four shopping centers in three separate transactions in exchange for an estimated aggregate of 437,000 shares of Common Stock (including shares issuable upon the conversion of limited partnership interests). Shareholders do not have preemptive rights to purchase any additional shares issued except for the participation rights of Security Capital described elsewhere herein. See "Proposal 2--Capital Contribution from Security Capital."

        The affirmative vote of a majority of the total votes cast on Proposal 4 is required to approve the proposed Amendment to Section 4.1 increasing the number of authorized shares of Common Stock from 25 million to 150 million. For this purpose, broker non-votes and abstentions will not be counted.

        The Company's Board of Directors recommends a vote "FOR" the proposal to amend Section 4.1 of the Articles of Incorporation to increase the number of authorized shares of Common Stock to 150 million. All proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The Board of Directors has selected the firm of KPMG Peat Marwick LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 1997. That firm has served as the auditors for the Company since 1993. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.


                                  OTHER MATTERS

        The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.


                              SHAREHOLDER PROPOSALS

        Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 1998 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December ___, 1997. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.


                                  ANNUAL REPORT

        A copy of the Company's Annual Report for the year ended December 31, 1996 accompanies this Proxy Statement. Additional copies may be obtained by writing to Brenda Paradise, the Company's Director of Shareholder Relations, at the Company's principal executive offices, at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.


                            EXPENSES OF SOLICITATION

        The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated in this Proxy Statement by reference, except as superseded or modified herein:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

        2. The Company's Periodic Report on Form 8-K dated March 7, 1997, as amended by Form 8-K/A dated March 20, 1997.

        Each document filed by the Company subsequent to the date of this Proxy Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date on which the annual meeting is held shall be deemed to be incorporated in this Proxy Statement by reference and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or any subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

        The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any document described above that has been incorporated by reference in this Proxy Statement (excluding exhibits to such document unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Ms. Brenda Paradise, the Company's Director of Shareholder Relations, 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202 (telephone (904) 356-7000).

   Dated:   April ___, 1997



        SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                                                    EXHIBIT A

                              ARTICLES OF AMENDMENT
                                       OF
                           REGENCY REALTY CORPORATION


        This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006, Florida Business Corporation
   Act, amendments to the Articles of Incorporation, as restated on November 4, 1996, were approved by the Board of Directors at a meeting held on January 27, 1997 and adopted by the shareholders of the corporation on ______________, 1997. The only voting group entitled to vote on the adoption of the amendment to the Articles of Incorporation consists of the holders of the corporation's common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. The Restated Articles of Incorporation of the Company are hereby amended as follows (amended language is underscored):

        Section 4.1 is amended to read as follows:

             "Section 4.1 Authorized Capital. The maximum number of shares of stock which the corporation is authorized to have outstanding at any one time is one hundred seventy million (170,000,000) shares (the "Capital Stock") divided into classes as follows:

                  3. Ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"), and which may be issued in one or more classes or series as further described in Section 4.2;

                  4. One hundred fifty million (150,000,000) shares of voting common stock having a par value of $0.01 per share (the "Common Stock"); and

                  5. Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the "Special Common Stock") and which may be issued in one or more classes or series as further described in Section 4.4.

        All such shares shall be issued fully paid and non assessable."

        Section 5.14 is hereby amended in its entirety to read as follows:

             "Section 5.14 Certain Transfers to Non-U.S. Persons Void. Any Transfer of shares of Capital Stock of the Corporation to any Person (other than a Special Shareholder) that results in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (de-termined, until the 15% Termination Date (as defined in the Stockholders Agreement), if any, by assuming that the Special Shareholders (i) are Non-U.S. Persons and (ii) own (A) a percentage of the outstanding shares of Common Stock of the Corporation equal to 45%, on a fully diluted basis, and (B) a percentage of the outstanding shares of each class of Capital Stock of the Corporation (other than Common Stock) equal to the quotient obtained by dividing the sum of its actual ownership thereof and, without duplication of shares included in clause
        (A), the shares it has a right to acquire by the number of outstanding shares of such class (clauses (i) and (ii) are referred to collectively as the "Presumption") shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares held or purported to be held by the transferee shall, automatically and without the necessity of any action by the Board of Directors or otherwise, (i) be prohibited from being voted at any time such securities result in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (de-termined, until the 15% Termination Date, if any, by applying the Presumption, (ii) not be entitled to dividends with respect thereto, (iii) be considered held in trust by the transferee for the benefit of the Corporation and shall be subject to the provisions of Section 5.3(c) as if such shares of Capital Stock were the subject of a Transfer that violates Section 5.2, and
        (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of shareholders. The Special Shareholders may, in their sole discretion, with prior notice to and the approval of the Board of Directors, waive in writing all or any portion of the Presumption, on such terms and conditions as they in their sole discretion determine.

        IN WITNESS WHEREOF, the undersigned Executive Vice President of this corporation has executed these Articles of Amendment this _____ day of ________________, 1997.



                                      _____________________________________
                                      Bruce M. Johnson
                                      Executive Vice President

                           REGENCY REALTY CORPORATION
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997

        The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement appoints Joan W. Stein and Martin E. Stein, Jr., and each or either of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of Common Stock of Regency Realty Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 22, 1997, and any and all adjournments thereof, in the manner specified.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                       WILL BE VOTED "FOR" EACH PROPOSAL.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   1.   Election of Directors nominated by the Board of Directors-Class III:
        J. Alexander Branch III and Robert S. Underhill; Class I: Douglas S. Luke, Mary Lou Rogers and Richard W. Stein.

     [_] FOR all      [_] WITHHOLD       INSTRUCTION: To withhold authority
      nominees         AUTHORITY         to vote for any individual nominee,
      listed           to vote for       write that nominee's name on the
      (except as       all nominees      space provided below.)
      marked to        to the right.
      the contrary
      to the right).

   2.   Issuance of Common Stock in connection with Branch Transaction.

             [_] FOR        [_] AGAINST            [_] ABSTAIN

   3. Amendment to Section 5.14 of Articles of Incorporation to permit certain waivers.

             [_] FOR        [_] AGAINST            [_] ABSTAIN

   4. Amendment to Section 4.1 of Articles of Incorporation increasing authorized Common Stock to 150 million shares.

             [_] FOR        [_] AGAINST            [_] ABSTAIN

           (Continued and to be SIGNED and dated on the reverse side.)





        Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

        Dated: ____________________________________________, 1997

        ___________________________________________________(SEAL)

        ___________________________________________________(SEAL)

        (Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)